UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF
THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2025

CARRIAGE HOUSE EVENT CENTER,INC.
(Exact name of registrant as specified in its Charter)

Colorado	333-236117	82-4268982
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
Tian’an Science Park, Tower 23, 20th Floor
Panyu District, Guangzhou, PRC	510006
(Address of principal executive offices)	(Zip Code)

+86 15016720830
(Registrant’s telephone number, including area code)

558 Castle Pines Parkway, B-4, Suite 140
Castle Pines Parkway
Tel.: (801) 517-8845
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e -4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

.

SIGNATURES

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On January 22, 2025, four shareholders of Carriage House Event Center, Inc. (the “Company”) A. Terry Ray, Terayco Enterprises, Ltd., DLR Associates, and Janel Jean-Baptiste (Dunda) (collectively, the “Selling Shareholders”), consummated a transaction with Zhonghe Brand Ltd., a company established in the British Virgin Islands (the “Purchaser”) that engages in the operation of movie theaters and related entertainment ventures, to sell an aggregate of Four Million One Hundred Fifty Thousand (4,150,000) shares of the Company’s common stock, representing approximately 93.26% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. As a result of the transaction, the control of the Company has been transferred from the selling shareholders to the Purchaser.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the change of control, A. Terry Ray and Janel Jean-Baptiste (Dunda), resigned from all their executive office positions with the Company, specifically as Chief Executive Officer/Chief Financial Officer, and Secretary, respectively. Their resignations were not the result of any dispute or disagreement with the Company, the Board of Directors of the Company (the “Board”), or any matter relating to the Company operations, policies, or practices. In connection with the change of control, the Purchaser appointed the following officers and directors to the Company:

Ms. Lei He was appointed as Chief Executive Officer and Chief Financial Officer of the Corporation, effective immediately. Ms. He was also appointed to the Board, filling the vacancy created by A. Terry Ray’s resignation. Ms. He will serve as a director until the next annual meeting of stockholders, until her successor is duly appointed, or until her earlier death, resignation, or removal.

Ms. Lei He brings extensive experience in accounting, corporate management and project management oversight. She served as a Technical Training Manager at China Ping An Property Insurance Co., Ltd. from 2003 to 2009. From 2011 to 2018, she was the Director of Construction Project Management at Fengbang Construction Group. She has an educational background in accounting. Ms He is a Senior Partner and Board of Directors of Zhonghe Holdings (Guangdong) Co., Ltd since 2018.

Ms. Ziqian Li was appointed as Secretary of the Company, effective immediately. She has served as the assistant to the chairman of Zhonghe Digital Science (Guangzhou) Intelligent Technology Co., Ltd. since 2022. She previously held the position of assistant to the chairman at Shanxi Huaxiang Group Co., Ltd. from 2017 to 2021, and Boen Group Co., Ltd. from 2021 to 2022.

There are no arrangements or understandings between these new officers and any other persons pursuant to which they was selected as officers. Each of these officers will serve until their successors are duly appointed, unless they resign, are removed from office, or are otherwise disqualified. In his roles as Chief Executive Officer and Chief Financial Officer, Mr. He will also serve as the Corporation’s Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer for purposes of the Securities and Exchange Commission’s reporting requirements

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE HOUSE EVENT CENTER, INC.

Date: January 27, 2025	By: /s/ Lei He
Name: Lei He
Title: Chief Executive Officer and Chief Financial Officer